RUSSIAN SOCIETY OF BIOTECHNOLOGISTS

All-Russian Public Organization

Leninsky st., 33, build. 1, office 364, 119071, Moscow, Russia
tel/fax: +7 (495) 648 0913
E-mail: obr@biorosinfo.ru http://www.biorosinfo.ru

October 21st, 2009

Dear Mr Mark Quinn

At the request of Mr. Morozov (First Deputy Vice Chairman, Dumas) following his recent meeting with the Chairman of the Dumas I have been instructed to proceed with the proposal you submitted on May 18th 2009.

Furthermore, i was requested to meet with Mr. Sopbyanin (Deputy Prime Minister) on October 19th, who reports directly to Mr Putin (Prime Minister) regarding the implementation requirements for the project. The framework that has been agreed upon as follows:

1. Clenergen Corporation will install a Gasification Biomass Power Plant in Sochi, Russia, which will be full an operational by the last quarter 2013, including full power evacuation facilities to supply electricity to the Sochi Winter Olympic Village, with supplies commenting as of December 2013. The plant should not emit any harmful gases such as carbon from the process of generating electricity.

2. The Dumas will provide a guaranteed purchase of the electricity supplied at the prevailing rate paid by other large companies located in Sochi. Such guarantee will be for a minimum of 10 years from the date of installation. The Society of Biotechnologist will assist in these arrangements which will also include identify a local a partner for the project.

3. Arrangements will be made for the supply of wood chips (at no cost to Clenergen) from our forestry division which will be transported by train and truck to the site of the Biomass power plant. Clenergen will be responsible for drying of the wood to meet the requirements for the Biomass Power Plant.

4. Clenergen Corporation will be listed as an official partner to the Sochi Winter Olympic games and will feature on our public website for the event.

5. Subject to achieving certain milestones, the Dumas would be interested to extend this program under a rural electrification program across the Russian Federation. Our five year plan is to have installed 1000MW of renewable electricity to various regions where major power shortages currently exist.

Upon confirmation that these arrangements are satisfactory, we request you make a formal application with the appropriate authorities regarding the requirements for installing the Biomass Power Plant.

Best regards

President of the Russian Society of Biotechnologists, Professor

Общество биотехнологов России

Raif Vasilov